UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
July 22, 2010
HASTINGS ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Texas	000-24381	75-1386375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3601 Plains Blvd.
Amarillo, Texas 79102
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (806) 351-2300
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

HASTINGS ENTERTAINMENT, INC.
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 22, 2010, Hastings Entertainment, Inc. (the “Company”) entered into the Amended and Restated Loan and Security Agreement (the “Amended Agreement”) with Bank of America, N.A., acting in its capacity as agent for various lenders identified therein (“Bank of America”), which amends and restates the Company’s Loan and Security Agreement dated as of August 29, 2000, as otherwise amended from time to time (the “Credit Agreement”). The Amended Agreement matures on July 22, 2014, and the total amount available for borrowing under the Amended Agreement is $100 million.
The Amended Agreement increases the Company’s borrowing base. Under the Credit Agreement, the Company’s borrowing base was the lesser of (i) 85% of the liquidation value of eligible inventory, (ii) 65% of the value of eligible inventory at cost and (iii) $100 million, in each case less any reserves of the Company. The Amended Agreement increases the Company’s borrowing base to 85% of the liquidation value of eligible inventory plus 85% of eligible credit card receivables minus any reserves of the Company.
The Amended Agreement also provides for new rates of interest constituting the Base Margin and Libor Margin (in each case as defined therein) rates. Under the Credit Agreement, Base Margin was 0% regardless of the amount of the Company’s Average Availability (as defined therein) and the Libor Margin was 1% if the Company’s Average Availability was greater than $35 million, 1.25% if the Company’s Average Availability was less than or equal to $35 million but greater than $30 million, 1.5% if the Company’s Average Availability was less than or equal to $30 million but less than $20 million and $1.75 if the Company’s Average Availability was less than or equal to $20 million. Under the Amended Agreement, the Base Margin is 1% and the Libor Margin is 2% if the Company’s Average Availability is greater than $55 million, the Base Margin is 1.25% and the Libor Margin is 2.25% if the Company’s Average Availability is less than or equal to $55 million but greater than $40 million, the Base Margin is 1.5% and the Libor Margin is 2.5% if the Company’s Average Availability is less than or equal to $40 million but greater than $25 million and the Base Margin is 1.75% and the Libor Margin is 2.75% if the Company’s Average Availability is less than or equal to $25 million.
The Amended Agreement also provides for new fees to be charged based on the amount of credit that is not used by the Company under the Amended Agreement. The Credit Agreement previously required the Company to pay a quarterly fee equal to 0.25% of the average amount available for borrowing thereunder (i.e. the difference between $100 million and the amount actually borrowed against the Credit Agreement) during such quarter. The Amended Agreement requires the Company to pay a quarterly fee equal to either (i) 0.3% of the average amount available for borrowing thereunder during such quarter in the event that such amount is greater than or equal to $50 million or (ii) 0.375% of the average amount available for borrowing thereunder during such quarter in the event that such amount is less than $50 million.
In addition, the Amended Agreement provides that the Company may repurchase up to $10 million worth of the Company’s common stock. The Amended Agreement also provides that the Company may purchase additional shares of the Company’s common stock in the event that the Company meets certain conditions set forth in the Amended Agreement.
The foregoing description of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
10.1	Amended and Restated Loan and Security Agreement, dated as of July 22, 2010, by and between Hastings Entertainment, Inc. and Bank of America, N.A., acting in its capacity as agent for various lenders identified therein.

HASTINGS ENTERTAINMENT, INC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2010	Hastings Entertainment, Inc. (Registrant)
	By:	/s/ Dan Crow
Dan Crow
Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

HASTINGS ENTERTAINMENT, INC.
INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Amended and Restated Loan and Security Agreement, dated as of July 22, 2010, by and between Hastings Entertainment, Inc. and Bank of America, N.A., acting in its capacity as agent for various lenders identified therein.